Exhibit 35.4

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Home Equity Loan Trust (USA) 2007-3

I, Richard Farrand, Chief Operating Officer of HSBC Electronic Data Processing (India) Private Limited, (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.10(a) of the Pooling and Servicing Agreement, dated as of October 18, 2007 (the “Agreement”), among HSBC Home Equity Loan Corporation I, as Depositor, HSBC Finance Corporation, as Servicer, HSBC Bank USA, National Association, as Administrator, and U.S. Bank National Association, as Trustee, hereby certify that:

1.	A review of the activities of the Company from October 18, 2007 through December 31, 2007 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate this 3rd day of March 2008.

HSBC Electronic Data Processing (India) Private

Limited

By: /s/ Richard Farrand

Name: Richard Farrand

Title: Chief Operating Officer